Exhibit 10.20

January 22, 2009

Mr. Jay Biskupski

2330 Inglewood Ave.

West Vancouver, B.C., V7V 1Z8

Canada

Re: Employment Offer

Dear Jay:

I am pleased to offer you a position with Peregrine Semiconductor Corporation (the “Company”) as Vice President and Chief Financial Officer, reporting to Jim Cable, Chief Executive Officer commencing on or about February 9, 2009 or upon receipt of valid work authorization, whichever comes first. This offer is also contingent upon completion of a satisfactory background reference check. You will receive a monthly base salary of $18,750.00, which will be paid bi-weekly in accordance with the Company’s normal payroll procedures, over 26 pay periods.

Incentive Plan: You will be eligible to participate in Peregrine’s Key Executive Incentive Plan, which is administered by the Compensation Committee of the Board. Under this Plan, you will be eligible to receive up to 50% of your base pay, following the end of the fiscal year, for achievement of defined Peregrine and personal objectives. Payments under this Plan are dependent on you carrying out your duties in an ethical and responsible manner.

Initially the Company will assist you and pay the costs incurred in obtaining a TN visa for yourself and a TD for your spouse. In addition, the Company will sponsor you and pay the associated costs in obtaining an H-1B visa for you and an H4 for your spouse. Following the receipt of your H visas, the Company will support and coordinate your application for a Green Card (Permanent Residency) to include yourself, your spouse, and any eligible dependents. The Company will pay 100% of the expenses involved (estimated total expenses for a Green Card are currently $8,000) in this process. Should you voluntarily leave the Company prior to receipt of your Green Card, you will be responsible for 100% of all Green Card related legal expenses incurred at that time including the cost of withdrawing the petition.

As a Company employee, you are also eligible to receive certain employee benefits. All employee benefits will become effective the first of the month following your start date. Employees must enroll within 30 days of eligibility or at open enrollment periods. You should note that the Company may modify salaries, benefits, and incentive compensation from time to time as it deems necessary. Additionally, the standard policy regarding paid vacation time is three weeks of accrued time for salaried new hire employees. After 5 years of service with the company, the accrual increases to four weeks of vacation. You will begin your employment at the accrual rate of three weeks per year. You may be granted additional compensatory time off of up to 5 days per year at the discretion of the CEO.

Page 2 — Biskupski Offer

Moving Expense: The Company will provide you with an allowance of up to $32,000 to cover relocation to the San Diego area. Allowance to include but not limited to: cost of airfare for you and your spouse for your initial relocation; a portion of your personal household possessions including one vehicle and preparation costs to move the vehicle; temporary housing and rental car; return flights during your transition; and tax preparation fees for the first year of dual country income. Peregrine will provide professional assistance in coordinating your move – please contact Brenda Phillips in the BR department before making any moving arrangements. Your temporary housing is treated as a taxable benefit according to IRS guidelines and will be reported as wages on your W-2.

A separate Relocation Agreement covering early departure (within the first two years of employment) is included for your review and signature. For purposes of the Relocation Agreement, amounts paid for the Moving Expense shall constitute the “Full Cost of Relocation.”

We will recommend to the Board of Directors of the Company and in compliance with all applicable federal and state securities laws that, at the next Board meeting, you be granted:

An incentive stock option (ISO) to purchase 1,625,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the day your ISO is approved by the Board. Option grants are generally approved at the regular Board of Directors meeting. The next meeting is scheduled for April 14, 2009. This ISO shall become exercisable as to 25% of the shares one year from the date of commencement of employment and will vest on a daily basis thereafter. The foregoing ISO shall be subject in all respects to the terms and conditions of the Company’s 2004 Incentive Stock Option Plan and the Company’s standard form of agreement under such plan. This ISO expires 10 years from the date of grant or 30 days after your termination of employment.

At Will Employment: You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a Peregrine employee, you will be expected to abide by Peregrine’s rules and regulations. As a condition of your employment, you will be required to sign an acknowledgment that you have received and read the Employee Handbook and Personnel Policies Guide. You will further be required to sign and comply with a Confidential Information, Invention Assignment, Disclosure, and Non-Solicitation Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Peregrine and non-disclosure of proprietary information. You will also be required to sign a mutual Arbitration Agreement binding on you and Peregrine to submit to arbitration any disputes or claims that may arise concerning your employment with Peregrine, except that injunctive remedies may be sought with a court of competent jurisdiction regarding any disputes or claims raised by you or Peregrine relating to or arising out of misappropriation of trade secrets or confidential information or the alleged violation of any non-solicitation, non-competition or invention and patent and copyright obligation. (Arbitration Agreement is included with this offer.)

Page 3 — Biskupski Offer

You have also been provided with a Management Retention Agreement.

This written offer along with the particular agreements referenced in this letter represent the entire agreement between you and Peregrine concerning the terms and conditions of your employment and supersede any previous oral or written communications, representations, understandings, or agreements relating to your employment with Peregrine.

To indicate your acceptance of Peregrine’s offer and the terms set forth in this letter, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and Peregrine, set forth the terms of your employment with Peregrine and supersede any prior representations or agreements, whether written or oral. This written offer may not be modified or amended except by a written agreement signed by you and an officer of Peregrine.

We look forward to working with you at Peregrine Semiconductor.

If the terms of this letter are agreeable, please indicate your acceptance by signing the enclosed copy of this letter in the space indicated below and returning it to Brenda Phillips, Director, Human Resources, on or before 5:30 p.m. PST on Friday, January 23, 2009.

Sincerely, PEREGRINE SEMICONDUCTOR CORPORATION

/s/ JAMES CABLE
James Cable Chief Executive Officer

ACCEPTED AND AGREED TO this

9th day of February, 2009

/s/ JAY BISKUPSKI
Jay Biskupski

Enclosures:	Duplicate Original Letter
Arbitration Agreement Relocation Agreement